CONTACT
David A. Rawden
Executive Vice President & CFO
404/687-5905

                 ALLIED HOLDINGS REPORTS SECOND QUARTER RESULTS

DECATUR, GEORGIA, AUGUST 5, 2004 - ALLIED HOLDINGS, INC. (AMEX:AHI) TODAY REPORTED RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2004. The Company reported a net loss for the second quarter of $3.8 million, compared to net income of $3.4 million in the second quarter of 2003, a decrease of $7.2 million. Basic and diluted loss per share in the second quarter of 2004 was $0.43, versus basic earnings per share of $0.40 and diluted earnings per share of $0.39 in the second quarter last year.

Revenues for the second quarter of 2004 were $236.6 million compared to revenues of $230.1 million in the second quarter last year, an increase of $6.5 million or 2.8 percent. Earnings before interest, taxes, depreciation and amortization, and gains and losses on disposal of assets (Adjusted EBITDA) for the second quarter of 2004 were $14.7 million compared to $19.4 million of Adjusted EBITDA reported during the second quarter last year, a decline of $4.7 million. Adjusted EBITDA is presented because management believes it provides useful information to investors regarding the Company's ability to generate cash flows that can be used to service debt and provide for capital expenditures. A reconciliation of Adjusted EBITDA to net income (loss) is provided in the financial schedules attached to this press release.

The decline in Adjusted EBITDA in the second quarter was primarily a result of significantly higher fuel costs, higher benefits costs related to employees covered by the Company's collective bargaining agreement with the Teamsters, the financial impact of the terms of the previously disclosed General Motors' contract renewal, higher repair and maintenance costs associated with a small number of US and Canadian terminal operations and a $3.6 million charge to expense as a result of an increase in self-insurance reserves, primarily caused by higher than expected inflationary cost trends in the Company's reserves for aged workers' compensation claims.

The Company increased its reserves for aged workers' compensation claims during the second quarter by $5.9 million. The impact of this increase in reserves was partially offset by progress in the general liability area. The net impact from these two items was an increase in self-insurance reserves during the second quarter of $3.6 million, or 3.9% of the Company's self-insurance reserves as of June 30, 2004.

Increased costs during the second quarter were partially mitigated by higher revenues, higher revenue per unit, improved driver and line haul productivity, and ongoing reductions in losses associated with cargo claims as a result of the Company's emphasis on damage-free delivery of customer products.

The increase in revenues in the second quarter this year compared to last year was primarily the result of a 0.6 percent increase in vehicle deliveries and a $2.30 increase in revenue per unit. Revenue per unit increased primarily due to higher priced rail diversion traffic, longer length of haul and improved traffic selection during the second quarter.

Allied's net loss in the quarter was primarily due to reduced investment income earned on collateral held by Allied's captive insurance company, currency exchange losses of $1.0 million related to a strengthening U.S. dollar associated with the Company's operations in Canada and the $3.6 million increase in self-insurance reserves.

Allied Holdings, Inc.
August 5, 2004


Commenting on the results, Hugh E. Sawyer, Allied's President and Chief Executive Officer, said, "We are disappointed with the second quarter; however, after a poor start to the year in January we were pleased that our core operations showed signs of improvement in the second quarter versus the first quarter of 2004. In fact, Adjusted EBITDA increased from $7.8 million in the first quarter of 2004 to $14.7 million in the second quarter of 2004, which includes a $3.6 million increase in reserves for self-insured claims."

Mr. Sawyer added, "The charge to expense as a result of the increase in self-insurance reserves had a significant impact on our results in the second quarter and we clearly need to do more to improve this area of our business. In simple terms, we have focused our time, energy and financial resources on programs to reduce future workers compensation costs by reducing current period worker injuries and accidents. To date we have demonstrated progress in the number of lost time days, which are down 14% versus last year. Indeed, since 2002 lost time days are down 23%. Given the overall progress in our current period risk management initiatives we believe we have reached the point where we can now allocate more time and investment toward the potential settlement of certain workers' compensation cases that impact our reserves."

Mr. Sawyer added, "As I promised at year-end, risk management will continue to be a top priority at Allied and we have targeted future settlements of outstanding aged workers compensation claims and reductions in total risk management expense as our primary objectives. However, the underlying changes in culture, processes and accountability are challenging to achieve and the quarterly and annual improvements may be uneven."

Mr. Sawyer concluded, "We recognize that it will take a sustained effort to resolve our aged workers compensation claims and until these programs gain traction we believe we have taken a reasonable approach to establishing appropriate self-insurance reserves. We will continue to revisit the Company's self-insurance reserves on a regular basis to confirm that our reserves are adequately established."

Revenues for the six month period ended June 30, 2004 were $448.9 million, versus $443.7 million for the same six month period in 2003, an increase of 1.2 percent. Allied experienced a net loss of $12.8 million in the first six months of 2004, versus a net loss of $2.3 million in the same period of 2003. Adjusted EBITDA for the first six months of 2004 was $22.5 million, versus $30.0 million of Adjusted EBITDA in the first six months of 2003.

The Company's 2004 net loss for the six month period versus the prior year period was increased by a $3.1 million reduction in investment income earned on collateral held by Allied's captive insurance company, a $3.6 million increase in self insurance reserves and a $1.1 million currency exchange loss related to a strengthening U.S. dollar associated with the Company's operations in Canada. The Company recorded a $2.4 million gain in currency exchange during the first six months of 2003.

During the second quarter of 2004, the Company borrowed a net $6.4 million of indebtedness and capital expenditures were $8.4 million. During the second quarter of 2003, the Company paid down a net $3.8 million of indebtedness and spent $2.5 million on capital expenditures. For the first six months of 2004, the Company had net borrowings of $18.1 million of indebtedness and capital expenditures were $13.3 million. That compares to net borrowings of $2.8 million of indebtedness and capital expenditures of

Allied Holdings, Inc.
August 5, 2004

$8.4 million in the first half of 2003. Borrowings for the second quarter and the first six months of 2004 were higher primarily as a result of lower Adjusted EBITDA and increased capital expenditures.

The Company expects to remanufacture approximately 135 rigs during 2004 and has adjusted its estimate of 2004 capital expenditures to a range of $24 to $28 million from previous estimates of $25 to $35 million.

Mr. Sawyer added, "I am not pleased with the erosion in our second quarter and year-to-date Adjusted EBITDA and net income. However, the year is not yet over and I expect Allied's second half performance to improve. There are signs of progress in organic growth, driver productivity and cargo claims. Further, I am pleased to report that we have agreed to retain our GM yard management service operations in consideration for a negotiated price increase, which we believe will restore the profitability of these services in the second half of 2004. Additionally, we have a contractually mandated price increase which should have a positive impact on our Ford book of business during the second half of 2004."

Mr. Sawyer concluded, "Despite progress in many areas of the Company, 2004 will not be the profitable year we had originally hoped it might be. A poor start in January, escalating fuel costs, uneven OEM production cycles and increased workers' compensation reserves have made this another challenging transition year of our turnaround. Nevertheless, your management team will continue to take every appropriate step to close the gap in performance and to position the Company for better results in the second half of 2004 and the years ahead."

ABOUT ALLIED HOLDINGS

Allied Holdings, Inc. is the parent company of several subsidiaries engaged in providing distribution and transportation services of new and used vehicles to the automotive industry. The services of Allied's subsidiaries span the finished vehicle distribution continuum, and include car-hauling, intramodal transport, inspection, accessorization, and dealer prep. Allied, through its subsidiaries, is the leading company in North America specializing in the delivery of new and used vehicles.

Statements in this press release that are not strictly historical are "forward looking" statements. Such statements include, without limitations, any statements containing the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "seek," and similar expressions. Investors are cautioned that such statements, including statements regarding the benefits resulting from the renewal of the contract with the Teamsters in the U.S. and its affect on the Company's revitalization effort and managements ability to react to external factors and uncertainties; the Company's ability to maintain a stable operating platform; the ability of the Company to execute key initiatives and the benefits derived from such execution; the ability of the Company to increase sales growth in AAG and Axis; the ability to ascertain opportunities to reduce costs and expenses; profitability from our GM yard management services operations; the expected increase in revenues from the Company's book of business with Ford; the Company's risk management initiatives including efforts to reduce workers' compensation reserve amounts, the amount of the Company's capital expenditures related to rig remanufacturing and other matters; and the Company's ability to secure new or additional sources of revenue, are subject to certain risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks and uncertainties include economic recessions or extended or more severe downturns in new vehicle production or sales, the highly competitive nature of the automotive distribution industry, the ability of the Company to comply with the terms of its current debt agreements, the ability of the Company to obtain financing in the future and the Company's highly leveraged

Allied Holdings, Inc.
August 5, 2004

financial position. Investors are urged to carefully review and consider the various disclosures made by the Company in this press release and in the Company's reports filed with the Securities and Exchange Commission.

NOTE: THE INFORMATION IN THIS PRESS RELEASE WILL BE DISCUSSED BY MANAGEMENT TODAY ON A CONFERENCE CALL THAT CAN BE ACCESSED AT THE FOLLOWING LINKS:
WWW.COMPANYBOARDROOM.COM OR WWW.ALLIEDHOLDINGS.COM BEGINNING AT 10:30 A.M. EST.

                     ALLIED HOLDINGS, INC. AND SUBSIDIARIES
                      2004 SECOND QUARTER EARNINGS RELEASE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)

                                                      FOR THE THREE MONTHS ENDED
                                                               JUNE 30,
                                                      --------------------------
                                                        2004              2003
                                                      ---------        ---------

Revenues                                              $ 236,616        $ 230,078

Net (loss) income                                     $  (3,753)       $   3,372

(Loss) earnings per share:
    Basic                                             $   (0.43)       $    0.40
    Diluted                                           $   (0.43)       $    0.39

Weighted average common shares outstanding:
    Basic                                                 8,704            8,462
    Diluted                                               8,704            8,700

                                                       FOR THE SIX MONTHS ENDED
                                                                JUNE 30,
                                                      ---------        ---------
                                                        2004              2003
                                                      ---------        ---------

Revenues                                              $ 448,860        $ 443,670

Net loss                                              $ (12,801)       $  (2,292)

Loss per share:
    Basic and diluted                                 $   (1.48)       $   (0.27)

Weighted average common shares outstanding:
    Basic and diluted                                     8,663            8,436

                     ALLIED HOLDINGS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                           JUNE 30,       DECEMBER 31,
                                                                            2004             2003
                                                                         ----------       ------------
                                                                         (UNAUDITED)
                                 ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                              $   5,301        $   2,148
   Restricted cash and cash equivalents                                      26,763           26,267
   Restricted investments                                                     3,235               --
   Receivables, net of allowance for doubtful accounts of
      $2,173 and $3,575 respectively                                         59,846           55,110
   Inventories                                                                4,549            4,983
   Deferred income taxes                                                     16,608           20,213
   Prepayments and other current assets                                      17,529           12,644
                                                                          ---------        ---------
         Total current assets                                               133,831          121,365
                                                                          ---------        ---------

PROPERTY AND EQUIPMENT, NET                                                 146,295          155,573
                                                                          ---------        ---------

GOODWILL, NET                                                                89,173           90,203
                                                                          ---------        ---------

OTHER ASSETS:
   Restricted cash and cash equivalents                                          --           55,817
   Restricted investments                                                    63,746               --
   Other non-current assets                                                  32,546           32,777
                                                                          ---------        ---------
         Total other assets                                                  96,292           88,594
                                                                          ---------        ---------
         Total assets                                                     $ 465,591        $ 455,735
                                                                          =========        =========

                  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current maturities of long-term debt                                   $  13,500        $  16,374
   Borrowings under revolving credit facility                                29,555               --
   Accounts and notes payable                                                40,464           34,272
   Accrued liabilities                                                       82,707           80,937
                                                                          ---------        ---------
         Total current liabilities                                          166,226          131,583
                                                                          ---------        ---------

LONG-TERM DEBT, less current maturities                                     221,583          230,126
                                                                          ---------        ---------

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS                                   5,106            5,302
                                                                          ---------        ---------

DEFERRED INCOME TAXES                                                        16,608           20,213
                                                                          ---------        ---------

OTHER LONG-TERM LIABILITIES                                                  60,762           59,697
                                                                          ---------        ---------

STOCKHOLDERS' EQUITY (DEFICIT):
   Preferred stock, no par value; 5,000 shares authorized, none
      outstanding                                                                --               --
   Common stock, no par value; 20,000 shares authorized, 8,869 and 8,764 shares outstanding at June 30, 2004
      and December 31, 2003, respectively                                        --               --
   Additional paid-in capital                                                48,324           47,511
   Treasury stock at cost, 139 shares at June 30, 2004
      and December 31, 2003, respectively                                      (707)            (707)
   Accumulated deficit                                                      (47,825)         (35,024)
   Accumulated other comprehensive loss, net of tax                          (4,486)          (2,966)
                                                                          ---------        ---------
         Total stockholders' equity (deficit)                                (4,694)           8,814
                                                                          ---------        ---------
         Total liabilities and stockholders' equity (deficit)             $ 465,591        $ 455,735
                                                                          =========        =========

                     ALLIED HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                              FOR THE THREE MONTHS ENDED         FOR THE SIX MONTHS ENDED
                                                                       JUNE 30,                          JUNE 30,
                                                              --------------------------        --------------------------
                                                                2004             2003              2004             2003
                                                              ---------        ---------        ---------        ---------

REVENUES                                                      $ 236,616        $ 230,078        $ 448,860        $ 443,670
                                                              ---------        ---------        ---------        ---------

OPERATING EXPENSES:
   Salaries, wages and fringe benefits                          126,518          123,502          246,465          241,077
   Operating supplies and expenses                               41,513           35,968           78,559           73,148
   Purchased transportation                                      28,588           25,837           54,494           50,550
   Insurance and claims                                          11,041           11,477           20,204           20,834
   Operating taxes and licenses                                   8,096            8,159           14,655           15,997
   Depreciation and amortization                                  9,929           11,653           20,315           23,677
   Rents                                                          2,029            1,620            3,745            3,240
   Communications and utilities                                   1,351            1,580            3,305            3,468
   Other operating expenses                                       2,765            2,535            4,951            5,384
   Loss (gain) on disposal of operating assets, net                 127              195           (1,010)             459
                                                              ---------        ---------        ---------        ---------
      Total operating expenses                                  231,957          222,526          445,683          437,834
                                                              ---------        ---------        ---------        ---------
      Operating income                                            4,659            7,552            3,177            5,836
                                                              ---------        ---------        ---------        ---------

OTHER INCOME (EXPENSE):
   Interest expense                                              (7,577)          (7,373)         (14,945)         (14,754)
   Investment income                                                131            3,007              188            3,333
   Gain on early extinguishment of debt                              --               --               --               --
   Foreign exchange (loss) gain, net                               (966)           1,430           (1,121)           2,448
   Other, net                                                        --               --             (100)              --
                                                              ---------        ---------        ---------        ---------
                                                                 (8,412)          (2,936)         (15,978)          (8,973)
                                                              ---------        ---------        ---------        ---------

(LOSS) INCOME BEFORE INCOME TAXES                                (3,753)           4,616          (12,801)          (3,137)

INCOME TAX (PROVISION) BENEFIT                                       --           (1,244)              --              845
                                                              ---------        ---------        ---------        ---------

NET (LOSS) INCOME                                             $  (3,753)       $   3,372        $ (12,801)       $  (2,292)
                                                              =========        =========        =========        =========

(LOSS) EARNINGS PER COMMON SHARE:
      BASIC                                                   $   (0.43)       $    0.40        $   (1.48)       $   (0.27)
                                                              =========        =========        =========        =========
      DILUTED                                                 $   (0.43)       $    0.39        $   (1.48)       $   (0.27)
                                                              =========        =========        =========        =========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
      BASIC                                                       8,704            8,462            8,663            8,436
                                                              =========        =========        =========        =========
      DILUTED                                                     8,704            8,700            8,663            8,436
                                                              =========        =========        =========        =========

                     ALLIED HOLDINGS, INC. AND SUBSIDIARIES
                      2004 SECOND QUARTER EARNINGS RELEASE
                                 OPERATING DATA
                                  (Unaudited)

                                                THREE MONTHS ENDED                       SIX MONTHS ENDED
                                                     JUNE 30,                                JUNE 30,
                                         --------------------------------        --------------------------------
                                             2004                2003                2004                2003
                                         ------------        ------------        ------------        ------------

AAG, INCLUDING ALLIED HOLDINGS

REVENUES                                 $230,005,000        $223,098,000        $435,672,000        $429,300,000

OPERATING INCOME                         $  4,022,000        $  6,559,000        $  1,884,000        $  4,172,000

OPERATING RATIO                                 98.25%              97.06%              99.57%              99.03%

VEHICLES DELIVERED                          2,445,053           2,430,950           4,621,801           4,644,226

LOADS DELIVERED                               317,311             316,308             600,945             604,321

VEHICLES PER LOAD                                7.71                7.69                7.69                7.69

REVENUE PER VEHICLE                      $      94.07        $      91.77        $      94.26        $      92.44

PERCENT DAMAGE FREE DELIVERY                    99.75%              99.70%              99.75%              99.70%

AVERAGE NUMBER OF ACTIVE RIGS                   3,762               3,836               3,730               3,820

AVERAGE NUMBER OF EMPLOYEES:
DRIVERS                                         4,108               4,131               3,935               4,183
OTHERS                                          1,991               1,989               1,934               2,001


AXIS GROUP:

REVENUES                                 $  6,611,000        $  6,980,000        $ 13,188,000        $ 14,370,000

OPERATING INCOME                         $    637,000        $    993,000        $  1,293,000        $  1,664,000

CERTAIN AMOUNTS IN THE INFORMATION PRESENTED ABOVE HAVE BEEN RECLASSIFIED TO CONFORM TO THE CURRENT YEAR PRESENTATION.

                     ALLIED HOLDINGS, INC. AND SUBSIDIARIES
                      2004 SECOND QUARTER EARNINGS RELEASE
                         NON-GAAP FINANCIAL INFORMATION
                                   (UNAUDITED)

                                                                      THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                                           JUNE 30,                            JUNE 30,
                                                                ------------------------------      ------------------------------
                                                                    2004              2003              2004              2003
                                                                ------------      ------------      ------------      ------------

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA:

NET (LOSS) INCOME                                               $ (3,753,000)     $  3,372,000      $(12,801,000)     $ (2,292,000)

INCOME TAX EXPENSE (BENEFIT)                                              --         1,244,000                --          (845,000)

INTEREST EXPENSE                                                   7,577,000         7,373,000        14,945,000        14,754,000

INVESTMENT INCOME                                                   (131,000)       (3,007,000)         (188,000)       (3,333,000)

FOREIGN EXCHANGE (GAINS) LOSSES, NET                                 966,000        (1,430,000)        1,121,000        (2,448,000)

OTHER, NET                                                                --                --           100,000                --

LOSS (GAIN) ON DISPOSAL OF OPERATING ASSETS                          127,000           195,000        (1,010,000)          459,000

DEPRECIATION AND AMORTIZATION                                      9,929,000        11,653,000        20,315,000        23,677,000

                                                                ------------      ------------      ------------      ------------
ADJUSTED EBITDA                                                 $ 14,715,000      $ 19,400,000      $ 22,482,000      $ 29,972,000
                                                                ============      ============      ============      ============

Adjusted EBITDA is presented because management believes it provides useful information to investors regarding the Company's ability to generate cash flows that can be used to service debt and provide for capital expenditures. Adjusted EBITDA is also a component of certain financial covenants in the Company's debt agreements. The Company's net income is the closest measure in the Company's financial statements prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), in terms of comparability to Adjusted EBITDA. As such, a reconciliation of Adjusted EBITDA to the net income for the three and six months ended June 30, 2004 and 2003 are provided above. Because Adjusted EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures used by other companies.